UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive, Suite B
Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2025, Ocean Power Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors”) under which the Company agreed to issue and sell, in one or more registered public offerings by the Company directly to the Investor (the “Offering”), convertible notes for up to an aggregate principal amount of $25,000,000 (the “Notes”) that will be convertible into shares of the Company’s common stock, par value of $0.001 per share (the “Common Stock”). On May 15, 2025 (the “Initial Closing Date”), the Company issued and sold to the Investors Notes in the original aggregate principal amount of $10,000,000 (the “Initial Note”).

Upon our filing of one or more additional prospectus supplements, and our satisfaction of certain other conditions, the Securities Purchase Agreement contemplates additional closings of up to $15 million in aggregate principal amount of additional Notes.

The Securities Purchase Agreement contains customary representations, warranties and covenants. The Notes contain customary affirmative and negative covenants, including certain limitations on debt, liens, restricted payments, asset transfers, changes in the business and transactions with affiliates. The Notes also contain standard and customary events of default.

No Note may be converted to the extent that such conversion would cause a holder of such Note to become the beneficial owner of more than 4.99%, or, at the option of such holder, 9.99% of the then outstanding Common Stock, after giving effect to such conversion (the “Beneficial Ownership Cap”).

The Notes shall not bear interest except that upon the occurrence and during the continuance of an event of default. Upon the occurrence and during the continuance of an event of default, the interest rate on the Notes will be 13% per annum. Unless earlier converted, the Notes will mature on the twenty-four month anniversary of their respective issuance dates.

At any time after the issuance date, all amounts due under the Notes are convertible, in whole or in part, and subject to the Beneficial Ownership Cap, at a conversion price equal to $0.68, which is subject to customary adjustments upon any stock split, stock dividend, stock combination, recapitalization or similar events. Starting on the closing date, the Notes amortize in installments, and we will make monthly payments on the first trading day of each monthly anniversary commencing on the closing date through the maturity date, payable in cash or shares of common stock. Upon the satisfaction of certain conditions, we may prepay outstanding Notes upon not less than 20 trading days’ written notice by paying an amount equal to the portion of the Notes being redeemed at a 12.5% premium.

The Notes and shares issuable upon conversion of the Notes are being offered and sold pursuant to a prospectus supplement which will be filed in connection with a “takedown” from the Company’s shelf registration statement on Form S-3 (File No. 333-275843) declared effective on December 12, 2023.

The foregoing descriptions of the Securities Purchase Agreement and the Notes are not complete and are qualified in its entirety by reference to the full text of those agreements, copies of which are included as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein. An opinion of counsel regarding the validity of the securities being issued and sold by the Company in the transactions described in the Securities Purchase Agreement is filed as Exhibit 5.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
*5.1	Opinion of Porter Hedges LLP.
*10.1	Securities Purchase Agreement dated May 15, 2025 between Ocean Power Technologies, Inc. and the investors party thereto.
*10.2	Form of Series B-1 Convertible Note dated May 15, 2025 between Ocean Power Technologies, Inc. issued by Ocean Power Technologies, Inc. to the holder.
23.1	Consent of Porter Hedges LLP (included in Exhibit 5.1).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: May 15, 2025	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer